EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 11, 2005 accompanying the consolidated financial statements of Reptron Electronics, Inc., and subsidiaries as of December 31, 2004 (Reorganized Company) and the related consolidated statements of operations, shareholders’ equity, and cash flows for the eleven months ended December 31, 2004 (Reorganized Company), the one month ended January 31, 2004 (Predecessor Company) and the year ended December 31, 2003 (Predecessor Company) appearing in the 2005 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2005 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Tampa, Florida

May 8, 2006